EXHIBIT 99.1

For more information contact:	Analysts - Beth Baum, 206-539-4450
Media - Anthony Chavez, 206-539-4406

Weyerhaeuser names Devin Stockfish senior vice president, Timberlands
SEATTLE, Washington (Nov. 13, 2017) - Weyerhaeuser today announced the appointment of Devin Stockfish as senior vice president, Timberlands, effective Jan. 1, 2018. Devin will replace Rhonda Hunter, who has elected to retire after 30 years with the company.
“Devin is a skilled and respected leader with a proven ability to deliver results,” says Doyle R. Simons, president and CEO. “He has done a great job driving improvement in our Western Timberlands organization and I know he will bring that experience and perspective to this critical role. I want to thank Rhonda for her outstanding leadership and for the many contributions she has made to this company throughout her career. I have truly enjoyed working with Rhonda and we all wish her and her family the very best in her well-deserved retirement.”
About Devin Stockfish
Devin Stockfish is vice president of Weyerhaeuser’s Western Timberlands business. Prior to that role he was senior vice president, general counsel for the company. He joined Weyerhaeuser in 2013. Before Weyerhaeuser, he was vice president & associate general counsel at Univar Inc. where he focused on mergers and acquisitions, corporate governance and securities law. Previously, he was an attorney in the law department at Starbucks Corporation and practiced corporate law at K&L Gates LLP.  Before he began practicing law, Stockfish was an engineer with The Boeing Company. He received his J.D. from Columbia University School of Law and holds a Bachelor of Science degree in mechanical engineering from the University of Colorado.
About Rhonda Hunter
Rhonda Hunter has been Weyerhaeuser’s senior vice president, Timberlands, since January 2014. Prior to that role, she held a number of leadership positions in the company’s Southern Timberlands organization, including vice president of the business, director of inventory and planning, region manager for Arkansas/Oklahoma, environmental and work systems manager for Arkansas/Oklahoma, finance and planning manager for Mississippi/Alabama, and land acquisition and exchange manager. Hunter joined Weyerhaeuser in 1987 as an accountant. She holds a Bachelor of Science in Accounting from Henderson State University and completed executive education at Harvard Business School and Duke University. She was recently appointed to the board of directors for Schnitzer Steel Industries, Inc., as an independent director.
About Weyerhaeuser
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 13 million acres of timberlands in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2016, we generated $6.4 billion in net sales and employed approximately 10,400 people who serve customers worldwide. We are listed on the North American and World Dow Jones Sustainability Indices. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.